EXHIBIT 15.1
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August 4, 2005


Board of Trustees
AMLI Residential Properties Trust
Chicago, Illinois



Re:  Registration Statements Nos. 333-126187, 333-123966, 333-110669,
     333-89594, 333-89598, 333-89622, 333-74300, 333-70076, 333-83923,
     333-65503, 333-57327, 333-24433, 333-08819, 333-08813, 333-08815,
     33-93120, 33-89508.

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated August 4, 2005 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the "Act"), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.






/s/ KPMG LLP


Chicago, Illinois